Exhibit 19.1

Insider Trading Policy

Revisions Effective as of October 31, 2023

This policy applies to all officers, directors, employees, and contractors of Purple Innovation, Inc. and its subsidiaries (collectively “Purple”) that are exposed to material nonpublic information of Purple, and supersedes all prior insider trading policies.

Under the federal securities laws, it is illegal to trade in Purple’s securities while in possession of material nonpublic information (“material information” is defined below in the Material Information section) about Purple. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about Purple is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors and may not necessarily be the same as what is defined to be an “insider” in Regulation O of the Federal Reserve (12 C.F.R. Part 215).

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel. Both the SEC and The NASDAQ Stock Market are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Purple has adopted this Insider Trading Policy (the “Policy”) both to satisfy Purple’s obligation to prevent insider trading and to help Purple personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Purple (not just the officers or directors of Purple).

This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees, and contract personnel of Purple and the second part imposes special additional trading restrictions and applies to all (i) directors of Purple, (ii) executive officers of Purple and (iii) any other persons designated by the Chief Financial Officer and Chief Executive Officer as being subject to Purple’s pre-clearance procedures, together with their family members (collectively, “Covered Persons”).

PART I

I. APPLICABILITY

This Policy applies to all trading or other transactions in (i) Purple’s securities, including any class of common stock, options and any other securities that Purple may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of Purple’s securities, whether or not issued by Purple and (ii) the securities of certain other companies, including common stock, options, and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for Purple.

This Policy applies to all employees of Purple, all officers of Purple and all members of Purple’s board of directors.

II. STATEMENT OF POLICY

It is the policy of Purple that no director, officer, or other employee (this includes contractors of Purple for this Policy) of Purple who is aware of material nonpublic information relating to Purple may, directly or through family members or other persons or entities, (a) buy or sell securities of Purple (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1 and Part I, Section III below regarding 10b5-1 plans), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside Purple, including family, friends, and acquaintances. In addition, it is the policy of Purple that no director, officer, or other employee of Purple who, in the course of working for Purple, learns of material nonpublic information about a company with which Purple does business, including a customer or supplier of Purple, may trade in that company’s securities until the information becomes public or is no longer material.

No Exception for Emergencies. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. If the employee, officer, or director has material, nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Purple’s reputation for adhering to high standards of conduct.

Disclosure of Information to Others. Purple is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. Purple has established procedures, contained in Purple’s Fair Disclosure and Corporate Communications Policy, for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose such information to anyone outside Purple, including family members and friends, other than in accordance with those procedures. You may not pass on to others any inside information about Purple or recommend the purchase or sale of Purple’s securities while in possession of material nonpublic information (even if that information itself is not disclosed). This includes all mediums of communication, including, but not limited to, verbal, written, or electronic communications or all other communications via the Internet, including Internet chat rooms or similar Internet-based forums.

Contract Personnel (Non-Employees). Purple may from time to time utilize the services of contract personnel who are not employees of Purple. As such, non-employee personnel may have access to material nonpublic information about Purple. Purple expects all such contract personnel to comply with this Policy to the same extent as employees are required to comply with this Policy. Purple will take appropriate action against any such personnel and the organizations at which they are employed if there is a failure to comply with the policies of Purple.

Material Information. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect Purple’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below, but this list is not exhaustive–other information may be deemed material based upon the circumstances:

●	Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;

●	All earnings, regardless of whether they are consistent or inconsistent with the consensus expectations of the investment community or other earnings guidance, projections, or budgets;

●	News about a significant contract or cancellation of an existing significant contract;

●	News about significant new services, products, or lines of business;

●	The gain or loss of a significant supplier or customer;

●	A pending or proposed merger, acquisition, joint venture, or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset(s) or facility;

●	A change in Purple’s dividend policy or the declaration of a stock split;

●	The implementation, change in, or results of a Purple stock buy-back;

●	A public or private offering of additional securities, borrowings, credit facilities, or other financing transactions;

●	A change in the Board of Directors, senior management, or any other major personnel changes;

●	Regulatory enforcement actions;

●	Significant legal exposure due to actual, pending, or threatened litigation; or

●	Impending bankruptcy or the existence of financial or liquidity problems.

If you are unsure whether information is material, you should consult the Chief Legal Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates or assume that the information is material.

When Information is “Public”. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Nonpublic information may include:

●	Information available to a select group of analysts or brokers or institutional investors;

●	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	Information that has been entrusted to Purple on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the information is released. If, for example, Purple were to make an announcement after the close of the market on a Monday, a director, officer, or other employee of Purple should not complete a trade in Purple’s securities until after the market closes on Wednesday. If an announcement was made before the market opens on a Friday, Monday after the market closes generally would be the first eligible trading time after the announcement.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Legal Officer or assume that the information is nonpublic and treat it as confidential.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Transactions by Family Members. This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Purple securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Purple securities). You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in Purple’s securities.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have Purple withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Additional Prohibited Transactions. Purple considers it improper and inappropriate for any director, officer, or other employee of Purple to engage in short-term or speculative transactions in Purple’s securities. It therefore is Purple’s policy that directors, officers, and other employees may NOT engage in any of the following transactions:

A.	Short Sales. Short sales of Purple’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Purple or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Purple’s performance. For these reasons, short sales of Purple’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.

B.	Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Purple’s stock, and therefore creates the appearance that the director, officer, or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s, or employee’s attention on short-term performance at the expense of Purple’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving Purple, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”.)

C.	Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Purple securities, directors, officers, and other employees are prohibited from holding Purple securities in a margin account or pledging Purple securities as collateral for a loan. An exception to this prohibition exists where a person wishes to pledge Purple securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director or officer of Purple wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a margin account, pledge, or similar arrangement must be submitted to the Chief Legal Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as Purple’s other stockholders. Therefore, Purple discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Post-Termination Transactions. This Policy continues to apply to your transactions in Purple securities even after you have terminated service as a director, officer, or employee of Purple. If you are in possession of material nonpublic information when your service terminates, you may not trade in Purple securities until that information has become public or is no longer material.

Quarterly Blackout Periods. Purple’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Purple’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, employees who are or may be expected to be aware of Purple’s financial information are not allowed to trade in Purple’s securities during the period beginning on the 1st calendar day following each fiscal quarter and ending after the second full trading day following the earlier of Purple’s (1) issuance of its applicable earnings release, or (2) filing of its Form 10-Q or Form 10-K. Persons subject to these quarterly blackout periods include all directors and executive officers, all other employees working in the Finance, Accounting and Legal Departments, and all other persons who are informed by the Chief Legal Officer that they are subject to the quarterly blackout periods. The Chief Financial Officer and the Chief Executive Officer shall meet at least annually or at such more frequent intervals as they deem advisable to establish those employees subject to this trading window requirement.

Purple may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a Form 8-K filed with the SEC or by other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while Purple is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event Specific Blackouts; Cancellation of Existing Orders. From time to time, an event may occur that is material to Purple and is known by only a few directors or employees. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Legal Officer may not trade in Purple’s securities. Purple reserves the right to enforce a trading blackout window, and, in its sole discretion, may prohibit you from trading in Purple stock during such transaction or event. As such, Purple may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders.

The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Purple’s securities during an event-specific blackout, the Chief Legal Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Legal Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

You are not to assume that Purple will notify you when it believes you are in possession of inside information. The law states that no one may trade while in the possession of material nonpublic information. Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, officer, or director.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Purple stock in order to generate cash may, in appropriate and very limited rare circumstances, be permitted to sell Purple stock even during the blackout period. A hardship exception may be granted only by the Audit Committee, at its sole discretion, and such exception must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Audit Committee concludes that Purple’s earnings information for the applicable quarter does not constitute material nonpublic information or if Purple does not have sufficient insight as to Purple’s earnings information as of that time. It is highly unlikely that a hardship exception will be granted, and under no circumstance will a hardship exception be granted during an event-specific blackout period.

III. 10B5-1 PLANS

Approved 10b5-1 Plan Exception. The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meets the requirements described in Rule 10b5-1 and the following requirements:

●	It has been reviewed and approved by the Chief Legal Officer at least five business days in advance of being entered into (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Legal Officer at least five business days in advance of being entered into);

●	It provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of Purple’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. In no case will the cooling-off period for directors and officers exceed 120 days. For all other Covered Persons, if a cooling-off period is required under Rule 10b5-1, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan;

●	It is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person was not in possession of material nonpublic information about Purple; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

●	It gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about Purple; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

●	It is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved 10b5-1 Plans, please contact the Chief Legal Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Legal Officer as described above.

IV. The Penalties

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term (up to 20 years) and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to Purple and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek substantial penalties from a company and/or its management and supervisory personnel as control persons.

Company-Imposed Sanctions. Compliance with the policies of Purple is a condition of continued employment or service with Purple of each employee, officer and director. An employee’s failure to comply with Purple’s insider trading policy will subject the employee to Purple-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Purple reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. Purple may also determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for Purple to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

V. GENERAL

Purple Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Purple’s Chief Legal Officer. In addition, if a director, officer, or other employee has any doubt as to whether they are in possession of material nonpublic information or whether a trade may otherwise violate this Policy, they should contact the foregoing person before trading any securities of Purple.

Other Procedures. Purple may change these procedures or adopt such other procedures in the future as Purple considers appropriate or advisable in order to carry out the purposes of this Policy or to comply with the federal securities laws. Wherever this Policy refers to or calls for action by or involving Purple’s Chief Legal Officer, such reference shall include such other persons as the Chief Legal Officer may designate from time to time, if the Chief Legal Officer is unavailable or otherwise unable to act for any reason.

Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual director, officer, or employee.

No Third-Party Rights. This Policy is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for Purple or any employee, officer, or director beyond those for which they are already responsible under applicable securities laws.

Certifications. All employees, officers, and directors must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all employees, other than executive officers and certain employees identified by the Chief Legal Officer, must sign is attached to this Policy as Exhibit A. Please return an executed copy of the attached certification immediately. Directors, executive officers, and certain employees identified by the Chief Legal Officer are subject to additional restrictions on their transactions in Purple securities, which are described in Part II of this Policy. Directors, executive officers, and such identified employees subject to the additional restrictions in Part II should sign the certification attached to this Policy as Exhibit B.

PART II

VI. Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, no Covered Persons may engage in any transaction involving Purple’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy (e.g., one week for hedging transactions). The Chief Legal Officer is under no obligation to approve a trade submitted for pre-clearance, and may in the Chief Legal Officer’s sole discretion, determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must pre-clear the plan with the Chief Legal Officer and comply with Part I, Section III above regarding Approved 10b5-1 Plans. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan complies with the requirements of SEC Rule 10b5-1 and Part I, Section III above, including specifying the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

VII. Broker Interface Procedures

The accelerated reporting obligations for Section 16 reports require tight interface with brokers handling transactions for Purple’s directors and officers. In the event a director or officer has requested and authorized Purple to file Section 16 reports on that person’s behalf, Purple requires that such directors and officers provide a copy of this Policy to their broker and such broker must agree that he or she:

(a)	Will not enter any orders for you (except for orders under an Approved Rule 10b5-1 Plan) without first:

(1)	verifying with Purple that your transaction was pre-cleared; and

(2)	complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

(b)	Will report any transactions immediately to the Chief Legal Officer of Purple via:

(1)	telephone; and

(2)	in writing via e-mail to the Chief Legal Officer, describing the details of every transaction involving Purple stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

Exhibit A

CERTIFICATION

I hereby certify that:

1.	I have read and understand Purple’s Insider Trading Policy dated October 31, 2023 (the “Policy”). I understand that the Chief Legal Officer of Purple Innovation, Inc. (“Purple”) is available to answer any questions I have regarding the Policy.

2.	I agree that I will comply with the Policy for as long as I am subject to the Policy.

3.	I agree that Purple may at any time and in its sole discretion issue a prohibition on trading in Purple securities and that Purple shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but I understand that I have the sole responsibility for compliance with the Policy. I further agree and represent that I will never trade in Purple securities while I am in possession of material nonpublic information regarding Purple.

4.	This certification constitutes consent for Purple to issue any necessary stop-transfer orders to Purple’s transfer agent to enforce compliance with this Policy.

Signature:

Print Name:

Date:

Exhibit B

CERTIFICATION

(For Directors, Executive Officers, and Certain Key Employees)

I hereby certify that:

1.	I have read and understand Purple’s Insider Trading Policy dated October 31, 2023 (the “Policy”). I understand that the Chief Legal Officer of Purple Innovation, Inc. (“Purple”) is available to answer any questions I have regarding the Policy.

2.	I agree that I will comply with the Policy for as long as I am subject to the Policy.

3.	I understand that all of my trades must be pre-cleared by Purple’s Chief Legal Officer or such other person as Purple may designate from time to time.

4.	I agree that Purple may at any time and in its sole discretion issue a prohibition on trading in Purple securities and that Purple shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but I understand that I have the sole responsibility for compliance with the Policy. I further agree and represent that I will never trade in Purple securities while I am in possession of material nonpublic information regarding Purple.

5.	This certification constitutes consent for Purple to issue any necessary stop-transfer orders to Purple’s transfer agent to enforce compliance with this Policy.

Signature:

Print Name:

Date: